Exhibit 99.1

NEWS RELEASE

Media Contact:

Doug Kline

Sempra Energy

(877) 340-8875

dkline@sempra.com

www.sempra.com

Financial Contact:

Kendall Helm

Sempra Energy

(877) 736-7727

investor@sempra.com

SEMPRA ENERGY ANNOUNCES

FIRST-QUARTER 2016 FINANCIAL RESULTS

•

2016 Adjusted Earnings-Per-Share Guidance Range Revised to $4.60 to $5.00 With Pending Sale of Rockies Express Stake

•

Company Sets 2020 Earnings-Per-Share Guidance Range at $7.20 to $7.80

SAN DIEGO, May 4, 2016 – Sempra Energy (NYSE: SRE) today reported first-quarter 2016 earnings of $319 million, or $1.27 per diluted share, compared with $437 million, or $1.74 per diluted share, in the first quarter 2015.

Sempra Energy’s first-quarter 2016 results included a $27 million after-tax loss related to the previously announced agreement to sell Sempra U.S. Gas & Power’s stake in the Rockies Express Pipeline (REX) and $24 million of deferred tax expense related to the planned sale of the Termoeléctrica de Mexicali power plant. Sempra Energy’s first-quarter 2015 results reflected a $13 million after-tax benefit due to the reduction in the loss related to the San Onofre Nuclear Generating Station (SONGS) closure, offset by $4 million after-tax in liquefied natural gas (LNG) development expenses. Excluding these items, Sempra Energy’s adjusted earnings were $370 million, or $1.47 per diluted share, in the first quarter 2016, compared with $428 million, or $1.71 per diluted share, in the first quarter 2015.

Both GAAP and adjusted earnings in the first quarter 2016 were impacted by the delay of a final 2016-18 General Rate Case decision from the California Public Utilities Commission (CPUC) for Southern California Gas Co. (SoCalGas) and San Diego Gas & Electric (SDG&E). Revenues for SoCalGas and SDG&E currently are being recorded based on 2015 authorized amounts and, when the CPUC issues a final decision, the impact of the 2016 authorized margin will be recorded retroactive to Jan. 1, 2016.

“While we have not yet received a proposed decision from the CPUC in the General Rate Case for our California utilities, we expect that, when issued, the decision will be consistent with the settlement agreements SDG&E and SoCalGas filed last fall,” said Debra L. Reed, chairman and CEO of Sempra Energy. “Based on this expectation, we believe we are on track to meet our new, revised adjusted earnings guidance for 2016, which reflects the loss of future earnings from the pending sales of our interest in the Rockies Express Pipeline and our Southeastern utilities. Going forward, we expect our five-year performance plan to generate 12-percent compound annual adjusted earnings growth from 2016 through 2020 – about twice the growth rate of the utility average.”

CALIFORNIA UTILITIES

Southern California Gas Co.

Earnings for SoCalGas were $195 million in the first quarter 2016, compared with $214 million in the first quarter 2015, due primarily to higher non-refundable operating costs, including depreciation and litigation.  Additionally, in last year’s first quarter, the CPUC awarded SoCalGas $8 million in gas cost incentives related to the 2014 program year.

While there was no material impact on first-quarter 2016 earnings, SoCalGas today said its updated estimate of the costs related to the Aliso Canyon leak is $665 million. Concurrently, the company has recorded an insurance receivable of $660 million.

San Diego Gas & Electric

First-quarter earnings for SDG&E were $129 million in 2016, compared with $147 million in the first quarter 2015. Last year’s first-quarter results included the $13 million after-tax reduction in the loss related to the SONGS closure.

SEMPRA INTERNATIONAL

Sempra Mexico

Sempra Mexico had first-quarter earnings of $17 million in 2016, compared with $47 million in 2015, primarily due to foreign currency effects and the $24 million in deferred tax expense in 2016 related to the planned sale of the Termoeléctrica de Mexicali power plant in Baja California, Mexico.  Sempra Energy’s Mexican subsidiary, IEnova, announced the planned sale of the plant in February.

Sempra South American Utilities

Earnings for Sempra South American Utilities were $38 million in the first quarter 2016, compared with $41 million in the first quarter 2015, primarily due to foreign-currency translation effects.

SEMPRA U.S. GAS & POWER

Sempra Renewables

Sempra Renewables had first-quarter earnings of $13 million in 2016, unchanged from last year’s first quarter.

Sempra Natural Gas

Sempra Natural Gas recorded a loss of $36 million in the first quarter 2016, compared with earnings of $2 million in the first quarter 2015.

Last week, Sempra U.S. Gas & Power announced that it signed a definitive agreement to sell its natural gas utility operations in the Southeastern U.S. Cash proceeds to Sempra U.S. Gas & Power are expected to be $323 million, subject to normal closing adjustments, and the buyer will assume existing debt of $67 million. Sempra U.S. Gas & Power expects to record an after-tax gain of approximately $70 million on the sale upon closing.

On March 29, Sempra U.S. Gas & Power announced an agreement to sell its 25-percent stake in REX for $440 million in cash. The company recorded an after-tax loss of $27 million in the first quarter 2016 related to the pending sale. Sempra U.S. Gas & Power expects the transaction to close in the second quarter 2016 and intends to permanently release uncontracted pipeline capacity that it holds. The permanent capacity release is expected to result in a charge to earnings of between $100 million and $120 million in the second quarter 2016, representing an acceleration of expected losses that otherwise would be realized over the contract term.

EARNINGS GUIDANCE

Sempra Energy today revised its 2016 adjusted earnings-per-share guidance range to $4.60 to $5. The new guidance for 2016 reflects the anticipated reduction in 2016 earnings of approximately $60 million, or $0.24 per diluted share, related to the pending sale of the company’s interest in REX.

Sempra Energy also today set its 2020 earnings-per-share guidance range at $7.20 to $7.80, reflecting an expected compound annual growth rate in adjusted earnings of 12 percent from 2016 through 2020.

NON-GAAP FINANCIAL MEASURES

First-quarter adjusted earnings and adjusted earnings per share for both 2016 and 2015, as well as adjusted earnings guidance for 2016 and the compound annual growth rate for 2016 through 2020, are non-GAAP financial measures.  Additional information regarding these non-GAAP financial measures is in the appendix on Table A of the first-quarter financial tables.

INTERNET BROADCAST

Sempra Energy will broadcast a live discussion of its earnings results over the Internet today at 1 p.m. EDT with senior management of the company.  Access is available by logging onto the website at www.sempra.com.  For those unable to log onto the live webcast, the teleconference will be available on replay a few hours after its conclusion by dialing (888) 203-1112 and entering passcode 5467296.

Sempra Energy (NYSE: SRE), based in San Diego, is a Fortune 500 energy services holding company with 2015 revenues of more than $10 billion. The Sempra Energy companies' 17,000 employees serve more than 32 million consumers worldwide.

###

This press release contains statements that are not historical fact and constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements can be identified by words like "believes," "expects," "anticipates," "plans," "estimates,"  "projects," "forecasts," "contemplates," "intends," "assumes," "depends," "should," "could," "would," "will," "confident," "may," "potential," "possible,"  "proposed,"  "target," "pursue," "goals," "outlook," "maintain," or similar expressions or discussions of guidance, strategies, plans, goals, opportunities, projections, initiatives, objectives or intentions.  Forward-looking statements are not guarantees of performance.  They involve risks, uncertainties and assumptions.  Future results may differ materially from those expressed in the forward-looking statements.

Forward-looking statements are necessarily based upon various assumptions involving judgments with respect to the future and other risks, including, among others:  local, regional, national and international economic, competitive, political, legislative, legal and regulatory conditions, decisions and developments; actions and the timing of actions, including general rate case decisions, new regulations, issuances of permits to construct, operate and maintain facilities and equipment and to use land, franchise agreements and licenses for operation, by the California Public Utilities Commission, California State Legislature, U.S. Department of Energy, California Division of Oil, Gas, and Geothermal Resources, Federal Energy Regulatory Commission, Nuclear Regulatory Commission, California Energy Commission, U.S. Environmental Protection Agency, Pipeline and Hazardous Materials Safety Administration, California Air Resources Board, South Coast Air Quality Management District, Mexican Competition Commission, cities and counties, and other regulatory, governmental and environmental bodies in the United States and other countries in which we operate; the timing and success of business development efforts and construction, maintenance and capital projects, including risks in obtaining, maintaining or extending permits, licenses, certificates and other authorizations on a timely basis and risks in obtaining adequate and competitive financing for such projects; the resolution of civil and criminal litigation and regulatory investigations; deviations from regulatory precedent or practice that result in a reallocation of benefits or burdens among shareholders and ratepayers, and delays in regulatory agency authorization to recover costs in rates from customers; the availability of electric power, natural gas and liquefied natural gas, and natural gas pipeline and storage capacity, including disruptions caused by failures in the North American transmission grid, moratoriums on the ability to withdraw natural gas from or inject natural gas into storage facilities, pipeline explosions and equipment failures; energy markets; the timing and extent of changes and volatility in commodity prices; and the impact on the value of our natural gas storage and related assets and our investments from low natural gas prices, low volatility of natural gas prices and the inability to procure favorable long-term contracts for natural gas storage services; risks posed by decisions and actions of third parties who control the operations of investments in which we do not have a controlling interest, and risks that our partners or counterparties will be unable (due to liquidity issues, bankruptcy or otherwise) or unwilling to fulfill their contractual commitments; capital markets conditions, including the availability of credit and the liquidity of our investments, and inflation, interest and currency exchange rates; cybersecurity threats to the energy grid, natural gas storage and pipeline infrastructure, the information and systems used to operate our businesses and the confidentiality of our proprietary information and the personal information of our customers and employees; terrorist attacks that threaten system operations and critical infrastructure; and wars; the ability to win competitively bid infrastructure projects against a number of strong competitors willing to aggressively bid for these projects; weather conditions, natural disasters, catastrophic accidents, equipment failures and other events that may disrupt our operations, damage our facilities and systems, cause the release of greenhouse gasses, radioactive materials and harmful emissions, and subject us to third-party liability for property damage or personal injuries, fines and penalties, some of which may not be covered by insurance or may be disputed by insurers; disallowance of regulatory assets associated with, or decommissioning costs of, the San Onofre Nuclear Generating Station facility due to increased regulatory oversight, including motions to modify settlements; expropriation of assets by foreign governments and title and other property disputes; the impact on reliability of San Diego Gas & Electric Company's (SDG&E) electric transmission and distribution system due to increased amount and variability of power supply from renewable energy sources and increased reliance on natural gas and natural gas transmission systems; the impact on competitive customer rates of the growth in distributed and local power generation and the corresponding decrease in demand for power delivered through SDG&E's electric transmission and distribution system; the inability or determination not to enter into long-term supply and sales agreements or long-term firm capacity agreements due to insufficient market interest, unattractive pricing or other factors; and other uncertainties, all of which are difficult to predict and many of which are beyond our control.

These risks and uncertainties are further discussed in the reports that Sempra Energy has filed with the Securities and Exchange Commission. These reports are available through the EDGAR system free-of-charge on the SEC's website, www.sec.gov, and on the company's website at www.sempra.com. Investors should not rely unduly on any forward-looking statements.  These forward-looking statements speak only as of the date hereof, and the company undertakes no obligation to update or revise these forecasts or projections or other forward-looking statements, whether as a result of new information, future events or otherwise.

Sempra International, LLC, Sempra U.S. Gas & Power, LLC, and Sempra Partners, LP, are not the same companies as the California utilities, San Diego Gas & Electric (SDG&E) or Southern California Gas Company (SoCalGas), and Sempra International, LLC, Sempra U.S. Gas & Power, LLC, and Sempra Partners, LP, are not regulated by the California Public Utilities Commission. Sempra International's underlying entities include Sempra Mexico and Sempra South American Utilities. Sempra U.S. Gas & Power's underlying entities include Sempra Renewables and Sempra Natural Gas.

SEMPRA ENERGY

Table A

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
	Three months ended March 31,
(Dollars in millions, except per share amounts)	2016	2015
	(unaudited)
REVENUES
Utilities	$2,442	$2,422
Energy-related businesses	180	260
Total revenues	2,622	2,682
EXPENSES AND OTHER INCOME
Utilities:
Cost of natural gas	(311)	(346)
Cost of electric fuel and purchased power	(515)	(481)
Energy-related businesses:
Cost of natural gas, electric fuel and purchased power	(56)	(98)
Other cost of sales	(35)	(35)
Operation and maintenance	(701)	(658)
Depreciation and amortization	(328)	(303)
Franchise fees and other taxes	(111)	(107)
Plant closure adjustment	―	21
Equity (losses) earnings, before income tax	(22)	19
Other income, net	49	39
Interest income	6	7
Interest expense	(143)	(134)
Income before income taxes and equity earnings
of certain unconsolidated subsidiaries	455	606
Income tax expense	(142)	(163)
Equity earnings, net of income tax	17	15
Net income	330	458
Earnings attributable to noncontrolling interests	(11)	(21)
Earnings	$319	$437

Basic earnings per common share	$1.28	$1.76
Weighted-average number of shares outstanding, basic (thousands)	249,734	247,722

Diluted earnings per common share	$1.27	$1.74
Weighted-average number of shares outstanding, diluted (thousands)	251,412	251,206

Dividends declared per share of common stock	$0.76	$0.70

SEMPRA ENERGY
Table A (Continued)

Sempra Energy Consolidated

RECONCILIATION OF SEMPRA ENERGY GAAP EARNINGS TO SEMPRA ENERGY ADJUSTED EARNINGS (Unaudited)

Sempra Energy Adjusted Earnings and Adjusted Earnings Per Common Share exclude items in 2016 and 2015 as follows:

2016:
•	$27 million after-tax impairment charge related to Sempra Natural Gas' investment in Rockies Express Pipeline LLC (Rockies Express)
•	$24 million deferred income tax expense related to our decision to hold Sempra Mexico's Termoeléctrica de Mexicali (TdM) natural gas-fired power plant for sale

2015:
•	$13 million reduction in the plant closure loss related to the San Onofre Nuclear Generating Station (SONGS) due to California Public Utilities Commission (CPUC)
approval of a compliance filing related to San Diego Gas & Electric Company's (SDG&E) authorized recovery of its investment in SONGS
• $4 million of liquefied natural gas (LNG) liquefaction development expenses

Sempra Energy Adjusted Earnings and Adjusted Earnings Per Share are non-GAAP financial measures (GAAP represents accounting principles generally accepted in the United States of America). Because of the significance and nature of these items, management believes that these non-GAAP financial measures provide a more meaningful comparison of the performance of Sempra Energy's business operations from 2016 to 2015 and to future periods, and also as a base for projection of future earnings-per-share compounded annual growth rate (EPS CAGR) from 2016 to 2020. Non-GAAP financial measures are supplementary information that should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. The table below reconciles for historical periods these non-GAAP financial measures to Sempra Energy Earnings and Diluted Earnings Per Common Share, which we consider to be the most directly comparable financial measures calculated in accordance with GAAP.

Three months ended March 31,
(Dollars in millions, except per share amounts)	2016	2015
Sempra Energy GAAP Earnings	$ 319	$ 437
Exclude:
Loss related to Rockies Express	27	―
Deferred income tax expense associated with TdM	24	―
SONGS plant closure adjustment	―	(13)
LNG liquefaction development expenses (1)	―	4
Sempra Energy Adjusted Earnings	$ 370	$ 428

Diluted earnings per common share:
Sempra Energy GAAP Earnings	$ 1.27	$ 1.74
Sempra Energy Adjusted Earnings	$ 1.47	$ 1.71
Weighted-average number of shares outstanding, diluted (thousands)	251,412	251,206

(1)	LNG liquefaction development expenses for 2016 are included in 2016 Adjusted Earnings-Per-Share Guidance and therefore are not an adjusted earnings item in 2016.

SEMPRA ENERGY 2016 ADJUSTED EARNINGS-PER-SHARE GUIDANCE RANGE (Unaudited)

Sempra Energy 2016 Adjusted Earnings-Per-Share Guidance Range of $4.60 to $5.00 excludes:
•	any potential gain from the remeasurement of our equity method investment in Gasoductos de Chihuahua (GdC), a 50-50 joint venture between our Mexican subsidiary,
IEnova, and Petróleos Mexicanos (PEMEX), in connection with the potential acquisition by IEnova of PEMEX’s 50-percent interest in GdC;
•	any earnings impact from any transaction to sell the TdM natural gas-fired power plant in Mexico, including the $24 million deferred income tax expense recorded in the first quarter of 2016;
• the $27 million after-tax Rockies Express impairment charge;
•	approximately $100 million to $120 million charge expected in the second quarter of 2016 from Sempra Natural Gas' planned permanent release of uncontracted capacity;
•	approximately $70 million gain from the pending sale of the parent company of Mobile Gas and Willmut Gas in 2016; and
• any impact from the adoption of new accounting standards in 2016.

Sempra Energy 2016 Adjusted Earnings-Per-Share Guidance is a non-GAAP financial measure. Because of the significance and nature of the excluded items, management believes this non-GAAP measure provides better clarity into the ongoing results of the business and the comparability of such results to prior and future periods and also as a base for comparison of the projected EPS CAGR from 2016 to 2020. Sempra Energy 2016 Adjusted Earnings-Per-Share Guidance should not be considered an alternative to diluted earnings per share determined in accordance with GAAP. As the parties are in the process of restructuring the GdC transaction and an agreement for the sale of the TdM plant has yet to be obtained, any potential earnings impact, other than the TdM deferred income tax expense recorded in the first quarter of 2016, from these transactions cannot be reasonably estimated at this time. We are also not able to estimate the impact from the adoption of new accounting standards in 2016. Accordingly, we are not able to provide a corresponding GAAP equivalent to our 2016 Adjusted Earnings-Per-Share Guidance or our projected EPS CAGR from 2016 to 2020.

San Diego Gas & Electric Company (SDG&E)

RECONCILIATION OF SDG&E GAAP EARNINGS TO SDG&E ADJUSTED EARNINGS (Unaudited)

SDG&E Adjusted Earnings exclude, in 2015, a $13 million reduction in the plant closure loss related to SONGS due to CPUC approval of a compliance filing related to SDG&E's authorized recovery of its investment in SONGS.

SDG&E Adjusted Earnings is a non-GAAP financial measure. Because of the significance and nature of this item, management believes that this non-GAAP financial measure provides a more meaningful comparison of the performance of SDG&E's business operations from 2016 to 2015 and to future periods. Non-GAAP financial measures are supplementary information that should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. The table below reconciles for historical periods this non-GAAP financial measure to SDG&E Earnings, which we consider to be the most directly comparable financial measure calculated in accordance with GAAP.

Three months ended March 31,
(Dollars in millions)	2016	2015
SDG&E GAAP Earnings	$ 129	$ 147
Exclude:
SONGS plant closure adjustment	―	(13)
SDG&E Adjusted Earnings	$ 129	$ 134

SEMPRA ENERGY
Table B

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
(Dollars in millions)	2016	2015(1)
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$ 376	$ 403
Restricted cash	23	27
Accounts receivable, net	1,277	1,473
Due from unconsolidated affiliates	7	6
Income taxes receivable	49	30
Inventories	231	298
Regulatory balancing accounts – undercollected	256	307
Fixed-price contracts and other derivatives	88	80
Assets held for sale, power plant	303	―
Other	273	267
Total current assets	2,883	2,891

Other assets:
Restricted cash	20	20
Due from unconsolidated affiliates	186	186
Regulatory assets	3,336	3,273
Nuclear decommissioning trusts	1,082	1,063
Investments	2,727	2,905
Goodwill	849	819
Other intangible assets	402	404
Dedicated assets in support of certain benefit plans	432	464
Insurance receivable for Aliso Canyon costs	660	325
Sundry	825	761
Total other assets	10,519	10,220
Property, plant and equipment, net	28,433	28,039
Total assets	$ 41,835	$ 41,150

Liabilities and Equity
Current liabilities:
Short-term debt	$ 1,177	$ 622
Accounts payable	1,157	1,275
Due to unconsolidated affiliates	13	14
Dividends and interest payable	360	303
Accrued compensation and benefits	259	423
Regulatory balancing accounts – overcollected	45	34
Current portion of long-term debt	1,066	907
Fixed-price contracts and other derivatives	57	56
Customer deposits	147	153
Reserve for Aliso Canyon costs	302	274
Other	549	551
Total current liabilities	5,132	4,612
Long-term debt	12,975	13,134

Deferred credits and other liabilities:
Customer advances for construction	148	149
Pension and other postretirement benefit plan obligations, net of plan assets	1,165	1,152
Deferred income taxes	3,222	3,157
Deferred investment tax credits	32	32
Regulatory liabilities arising from removal obligations	2,850	2,793
Asset retirement obligations	2,151	2,126
Fixed-price contracts and other derivatives	248	240
Deferred credits and other	1,188	1,176
Total deferred credits and other liabilities	11,004	10,825
Equity:
Total Sempra Energy shareholders’ equity	11,946	11,809
Preferred stock of subsidiary	20	20
Other noncontrolling interests	758	750
Total equity	12,724	12,579
Total liabilities and equity	$ 41,835	$ 41,150

(1) Derived from audited financial statements.

SEMPRA ENERGY
Table C

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three months ended March 31,
(Dollars in millions)	2016	2015
	(unaudited)
Cash Flows from Operating Activities
Net income	$ 330	$ 458
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	328	303
Deferred income taxes and investment tax credits	112	131
Plant closure adjustment	―	(21)
Equity losses (earnings)	5	(34)
Fixed-price contracts and other derivatives	4	11
Other	2	(27)
Net change in other working capital components	165	19
Insurance receivable for Aliso Canyon costs	(335)	―
Changes in other assets	(29)	(42)
Changes in other liabilities	10	13
Net cash provided by operating activities	592	811

Cash Flows from Investing Activities
Expenditures for property, plant and equipment	(971)	(780)
Expenditures for investments and acquisition of business	(30)	(34)
Distributions from investments	9	1
Purchases of nuclear decommissioning and other trust assets	(94)	(95)
Proceeds from sales by nuclear decommissioning and other trusts	93	94
Increases in restricted cash	(16)	(18)
Decreases in restricted cash	20	25
Advances to unconsolidated affiliates	(6)	(5)
Repayments of advances to unconsolidated affiliates	9	33
Other	(3)	9
Net cash used in investing activities	(989)	(770)

Cash Flows from Financing Activities
Common dividends paid	(161)	(149)
Issuances of common stock	15	17
Repurchases of common stock	(54)	(65)
Issuances of debt (maturities greater than 90 days)	55	938
Payments on debt (maturities greater than 90 days)	(54)	(654)
Increase (decrease) in short-term debt, net	531	(363)
Tax benefit related to share-based compensation	34	52
Other	(2)	(7)
Net cash provided by (used in) financing activities	364	(231)

Effect of exchange rate changes on cash and cash equivalents	6	(3)

Decrease in cash and cash equivalents	(27)	(193)
Cash and cash equivalents, January 1	403	570
Cash and cash equivalents, March 31	$ 376	$ 377

SEMPRA ENERGY
Table D

SEGMENT EARNINGS AND CAPITAL EXPENDITURES & INVESTMENTS

	Three months ended March 31,
(Dollars in millions)	2016	2015
	(unaudited)
Earnings (Losses)
California Utilities:
San Diego Gas & Electric	$ 129	$ 147
Southern California Gas	195	214
Sempra International:
Sempra South American Utilities	38	41
Sempra Mexico	17	47
Sempra U.S. Gas & Power:
Sempra Renewables	13	13
Sempra Natural Gas	(36)	2
Parent and other	(37)	(27)
Earnings	$ 319	$ 437

	Three months ended March 31,
(Dollars in millions)	2016	2015
	(unaudited)
Capital Expenditures and Investments
California Utilities:
San Diego Gas & Electric	$ 329	$ 355
Southern California Gas	340	315
Sempra International:
Sempra South American Utilities	43	31
Sempra Mexico	40	55
Sempra U.S. Gas & Power:
Sempra Renewables	199	22
Sempra Natural Gas	47	25
Parent and other	3	11
Consolidated Capital Expenditures and Investments	$ 1,001	$ 814

SEMPRA ENERGY
Table E

OTHER OPERATING STATISTICS (Unaudited)

	Three months ended March 31,
UTILITIES	2016	2015

California Utilities - SDG&E and SoCalGas
Gas Sales (Bcf)(1)	113	99
Transportation (Bcf)(1)	148	155
Total Deliveries (Bcf)(1)	261	254
Total Gas Customers (Thousands)	6,782	6,746

Electric Sales (Millions of kWhs)(1)	3,773	3,832
Direct Access (Millions of kWhs)	834	867
Total Deliveries (Millions of kWhs)(1)	4,607	4,699
Total Electric Customers (Thousands)	1,428	1,419

Other Utilities
Natural Gas Sales (Bcf)
Mexico	8	7
Mobile Gas(2)	13	13
Willmut Gas	1	1
Natural Gas Customers (Thousands)
Mexico	114	108
Mobile Gas(2)	84	87
Willmut Gas	19	19
Electric Sales (Millions of kWhs)
Peru	1,949	1,923
Chile	799	792
Electric Customers (Thousands)
Peru	1,058	1,036
Chile	675	661

ENERGY-RELATED BUSINESSES

Sempra International
Power Sold (Millions of kWhs)
Sempra Mexico	528	910

Sempra U.S. Gas & Power
Power Sold (Millions of kWhs)
Sempra Renewables(3)	767	727
Sempra Natural Gas(4)	221	1,373

(1) Includes intercompany sales.
(2) Includes transportation.
(3)	Includes 50 percent of total power sold related to solar and wind projects in which Sempra Energy has 50-percent ownership. These subsidiaries are not consolidated within Sempra Energy, and the related investments are accounted for under the equity method.
(4)	Sempra Natural Gas sold the remaining 625-megawatt block of its Mesquite Power natural gas-fired power plant in April 2015.